EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-159412 on Form S-3 and Registration Statement Nos. 333-132312, 333-144705 and 333-176696 on Forms S-8 of our reports dated February 23, 2012, relating to the consolidated financial statements of Crocs, Inc. and the effectiveness of Crocs, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Crocs, Inc. for the year ended December 31, 2011.

/s/ Deloitte & Touche LLP

Denver, Colorado
February 23, 2012